Exhibit 99(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Quarterly Earnings of $146 million or $2.10 Per Share in the First Quarter

CEO Commentary
Steven G. Bradshaw, president and chief executive officer stated, "Not since the energy downturn in 2016 have we had an opportunity to demonstrate how valuable our organization's differentiated credit culture is to shareholder outcomes. Exceptional credit outcomes coupled with improving economic metrics led us to release $25 million in reserves in the quarter. This is a testament not only to how well we've managed the ongoing crisis, but more importantly, our ability to remain disciplined with credit decisions in more favorable parts of the cycle."

Bradshaw continued, "While loan growth remains challenged industry-wide during a time of unprecedented liquidity and heightened uncertainty, BOK Financial Corporation remains focused on the long-term. We have a longstanding track record of loan growth outpacing U.S. GDP growth, and with the economic recovery underway, we see a clear path to growing loans this year. With substantial capital levels, a strong competitive position and a favorable footprint, we remain confident in our ability to serve both our clients and our shareholders well in 2021.

As always, we are closely monitoring our expense levels, striving for balance between expense reductions and containment while keeping our level of long term investments in people and technology a top priority. We believe the company is extremely well positioned to attract and expand new relationships as the economy expands and further opens in 2021."

First Quarter 2021 Financial Highlights
•Net income was $146.1 million or $2.10 per diluted share for the first quarter of 2021 and $154.2 million or $2.21 per diluted share for the fourth quarter of 2020.
•Net interest revenue totaled $280.4 million, a decrease of $16.8 million. Net interest margin was 2.62 percent compared to 2.72 percent in the fourth quarter of 2020. A reduction in average outstanding loan balances and the timing of certain loan fees, combined with reinvestment of cash flows from our available for sale securities portfolio at current rates, led to lower net interest revenue and compressed net interest margin in the first quarter.
•Fees and commissions revenue totaled $162.2 million, a decrease of $18.9 million. Brokerage and trading revenue decreased $18.7 million, largely due to a decrease in trading volume and margin compression. While still strong, mortgage banking revenue decreased $2.2 million, primarily the result of increasing mortgage interest rates coupled with margin compression.
•Operating expense decreased $18.0 million to $282.6 million. Personnel expense decreased $3.2 million, primarily due to lower incentive compensation, partially offset by a seasonal increase in employee benefits expense. Non-personnel expense decreased $14.8 million primarily due to a gain on sale of repossessed oil and gas assets. Decreases in professional fees, business promotion, occupancy and equipment expense and other expenses were partially offset by an increase in data processing and communications expense.
•Period-end loans decreased $474 million to $22.5 billion at March 31, 2021, primarily due to paydowns of commercial loans and commercial real estate loans. Period-end Paycheck Protection Program ("PPP") loans increased $166 million to $1.8 billion. Average loans were $22.8 billion, a $691 million decrease compared to the fourth quarter of 2020.

•Forecasts for improving macroeconomic factors as the pace of COVID-19 vaccinations accelerates and energy prices stabilize resulted in a $25.0 million negative provision for expected credit losses in the first quarter of 2021. A $6.5 million negative provision for expected credit losses was recorded in the prior quarter. The allowance for loan losses totaled $352 million or 1.70 percent of outstanding loans, excluding PPP loans, at March 31, 2021. The allowance for loan losses was $389 million or 1.82 percent of outstanding loans, excluding PPP loans, at December 31, 2020.
•Average deposits increased $1.0 billion to $36.5 billion and period-end deposits increased $1.7 billion to $37.9 billion, largely due to growth in commercial balances. Clients across all of our business segments continued to maintain higher deposit balances during this period of economic uncertainty, supplemented by inflows from government stimulus payments.
•The company's common equity Tier 1 capital ratio was 12.14 percent at March 31, 2021. In addition, the company's Tier 1 capital ratio was 12.21 percent, total capital ratio was 13.98 percent, and leverage ratio was 8.51 percent at March 31, 2021. At December 31, 2020, the company's common equity Tier 1 capital ratio was 11.95 percent, Tier 1 capital ratio was 11.95 percent, total capital ratio was 13.82 percent, and leverage ratio was 8.28 percent.
•The company repurchased 260,000 shares of common stock at an average price of $77.20 a share in the first quarter of 2021.
•Commercial Banking contributed $69.7 million to net income, a decrease of $5.3 million compared to the fourth quarter of 2020. Combined net interest revenue and fee revenue decreased $11.2 million. Net interest revenue decreased $12.0 million, primarily due to a reduction in outstanding loan balances, timing of certain loan fees, and lower yields on deposits sold to our Funds Management unit. Average Commercial Banking loans decreased $578 million due to purposeful deleveraging by our customers. Average Commercial deposits grew 5 percent to $16.1 billion in the first quarter.
•Consumer Banking contributed $6.8 million to net income in the first quarter of 2021, a decrease of $7.9 million compared to the fourth quarter of 2020. Combined net interest revenue and fee revenue decreased $12.7 million. Net interest revenue decreased $9.7 million, mainly due to lower yields on deposits sold to our Funds Management unit. Fees and commissions revenue decreased $3.0 million, largely due to reduced mortgage gain on sale margins. While mortgage production revenue decreased, mortgage production volumes remained strong in the first quarter.
•Wealth Management contributed $19.4 million to net income in the first quarter of 2021, a decrease of $9.1 million compared to the fourth quarter of 2020. Combined net interest revenue and fee revenue decreased $17.4 million. Net interest revenue was relatively consistent with the previous quarter. However, brokerage and trading revenue decreased $15.0 million due to narrowing margins and a reduction in trading volumes. While our agency residential mortgage trading activity has slowed from the record levels in 2020, combined net interest revenue and fee revenue has grown compared to the first quarter of 2020. Operating expense decreased $5.4 million, primarily due to incentive compensation costs related to decreased trading activity. Average Wealth Management loans grew by $78.3 million compared to the prior quarter while average deposits increased $116 million. Assets under management or administration totaled $92.0 billion compared to $91.6 billion in the prior quarter.

Net Interest Revenue
Net interest revenue was $280.4 million for the first quarter of 2021, a $16.8 million decrease compared to the fourth quarter of 2020. The decrease in net interest revenue was primarily driven by lower average outstanding loan balances. Net interest margin was 2.62 percent compared to 2.72 percent in the fourth quarter of 2020. Reinvestment of cash flows from our available for sale securities portfolio to current interest rates and timing of PPP and other loan fees also contributed to a decrease in net interest revenue and net interest margin in the first quarter.
Average earning assets decreased $178 million compared to the fourth quarter of 2020. Average loan balances decreased $691 million, primarily from commercial and commercial real estate loan paydowns. Available for sale securities increased $484 million. Average interest-bearing deposits grew by $823 million, primarily due to higher interest-bearing transaction deposits in the wake of the most recent government stimulus program. Other borrowings decreased $1.8 billion while funds purchased and repurchase agreements increased $677 million.
The yield on average earning assets was 2.78 percent, a 14 basis point decrease from the prior quarter. The yield on the available for sale securities portfolio decreased 14 basis points to 1.84 percent. Cash flows received from these securities are currently being reinvested at 95 - 105 basis points. The loan portfolio yield decreased 13 basis points to 3.55 percent, largely due to the timing of certain loan fees, including Paycheck Protection Program loans.
Funding costs were 0.24 percent, down 4 basis points. The cost of other borrowed funds was down 8 basis points to 0.30 percent. The cost of interest-bearing deposits decreased 2 basis points to 0.17 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 8 basis points for the first quarter of 2021, consistent with the prior quarter.

Fees and Commissions Revenue
Fees and commissions revenue totaled $162.2 million for the first quarter of 2021, a decrease of $18.9 million compared to the fourth quarter of 2020. Brokerage and trading revenue decreased $18.7 million to $20.8 million, including a $15.4 million reduction in trading revenue. Agency residential mortgage trading volumes have slowed from record levels in 2020 and margins compressed due to market conditions during the first quarter of 2021. In addition, customer hedging revenue decreased $2.1 million, primarily due to decreased energy customer hedging activities. Investment banking revenue decreased $2.1 million, mainly due to timing of loan syndication activity.
Mortgage banking revenue decreased $2.2 million compared to the prior quarter, down to a level comparable to the first quarter of 2020. While mortgage production volumes remained consistent with the prior quarter, mortgage interest rates began to increase and margins compressed. The gain on sale margin decreased 28 basis points to 2.98 percent.
Other revenue increased $2.1 million, primarily due to production revenue from repossessed oil and gas properties.

Operating Expense
Total operating expense was $282.6 million for the first quarter of 2021, a decrease of $18.0 million compared to the fourth quarter of 2020.
Personnel expense decreased $3.2 million, led by a $10.3 million decrease in incentive compensation expense, partially offset by a $6.4 million seasonal increase in payroll taxes and retirement plan costs. Cash based incentive compensation expense decreased $8.2 million, primarily in relation to decreased trading revenue. Deferred compensation expense, which is largely offset by a decrease in the value of related investments included in Other gains (losses), net, decreased $3.4 million.
Non-personnel expense decreased $14.8 million compared to the fourth quarter of 2020. Net losses and expenses on repossessed assets decreased $7.8 million, largely due to $14.1 million gain on the sale of an equity interest received as part of the workout of a defaulted energy loan. Smaller reductions in expenses in professional fees and services, business promotion, and occupancy and equipment also supplemented the overall decrease in non-personnel expense. These were partially offset by a $2.4 million increase in data processing and communications expense as we continue to invest in technology.
We made a charitable contribution of $4.0 million in the first quarter and a contribution of $6.0 million in the prior quarter to the BOKF Foundation as we continue to focus on the communities we serve and the extreme needs created by the pandemic.

Loans, Deposits and Capital
Loans
Outstanding loans were $22.5 billion at March 31, 2021, a $474 million decrease compared to December 31, 2020, primarily due to payoffs of commercial and commercial real estate loans.
Outstanding commercial loan balances decreased $420 million or 3 percent compared to December 31, 2020. Borrowers continue to reduce leverage in this challenging economic environment. Although the primary source of repayment of our commercial loan portfolio is the on-going cash flow from operations of the customer's business, loans are generally governed by a borrowing base and secured by the customer’s assets.
Energy loan balances decreased $267 million to $3.2 billion or 14 percent of total loans. While commodity prices have continued to improve and stabilize, sourcing new loans sufficient to offset paydowns remains a challenge. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 66 percent of committed production loans are secured by properties primarily producing oil. The remaining 34 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $2.4 billion at March 31, 2021, consistent with December 31, 2020.
Healthcare sector loan balances were largely unchanged compared to the prior quarter, totaling $3.3 billion or 15 percent of total loans. Our healthcare sector loans primarily consist of $2.6 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally we loan to borrowers with a portfolio of multiple facilities that serves to help diversify risks specific to a single facility. The most recent stimulus bill, like the CARES Act, has multiple revenue enhancement measures for both hospitals and skilled nursing facilities as they manage through the risks of the virus.

General business loans decreased $51 million to $2.7 billion or 12 percent of total loans. General business loans include $1.5 billion of wholesale/retail loans and $1.2 billion of loans from other commercial industries.
Services loan balances decreased $87 million to $3.4 billion or 15 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.
Commercial real estate loan balances decreased $195 million compared to December 31, 2020 and represent 20 percent of total loans at March 31, 2021. Multifamily residential loans, our largest exposure in commercial real estate, decreased $100 million to $1.2 billion at March 31, 2021. Loans secured by other commercial real estate properties decreased $74 million to $485 million. Loans secured by industrial facilities decreased $21 million to $789 million. Loans secured by retail facilities and office buildings were largely unchanged compared to December 31, 2020.
PPP loan balances increased $166 million to $1.8 billion or 8 percent of total loans. We originated $544 million of new PPP loans during the first quarter of 2021, maintaining our strategy of focusing on our existing client base to timely support our existing client needs. Growth from new originations was partially offset by paydowns from the first round of loans.
Loans to individuals decreased $25 million and represent 16 percent of total loans at March 31, 2021. Residential mortgage loans decreased $66 million. Personal loans were up $29 million and residential mortgage loans guaranteed by U.S. government agencies increased $11 million. The Company may repurchase loans previously sold into GNMA mortgage pools when certain defined delinquency criteria are met. Because of this repurchase right, we have regained effective control over these loans and must include them on the Consolidated Balance Sheet.
Deposits
Period-end deposits totaled $37.9 billion at March 31, 2021, a $1.7 billion increase over December 31, 2020. Continued deposit growth was due primarily to customers retaining higher balances in the current economic environment supplemented by the most recent government stimulus program. Demand deposit account balances grew by $837 million and interest-bearing transaction account balances grew by $732 million. Period-end commercial deposits grew by $1.0 billion, consumer deposits increased $474 million and wealth management deposits were up $566 million. Average deposits were $36.5 billion at March 31, 2021, a $1.0 billion increase compared to December 31, 2020. Interest-bearing transaction deposits increased $715 million.
Capital
The company's common equity Tier 1 capital ratio was 12.14 percent at March 31, 2021. In addition, the company's Tier 1 capital ratio was 12.21 percent, total capital ratio was 13.98 percent, and leverage ratio was 8.51 percent at March 31, 2021. We have elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period, which added 23     basis points to the company's common equity tier 1 capital ratio at March 31. At December 31, 2020, the company's common equity Tier 1 capital ratio was 11.95 percent, Tier 1 capital ratio was 11.95 percent, total capital ratio was 13.82 percent, and leverage ratio was 8.28 percent.

The company's tangible common equity ratio, a non-GAAP measure, was 8.82 percent at March 31, 2021 and 9.02 percent at December 31, 2020. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 260,000 shares of common stock at an average price of $77.20 a share in the first quarter of 2021. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Expected credit losses on assets carried at amortized cost are recognized over their expected lives based on models that measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Our models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rate and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.
We recorded a $25.0 million negative provision for credit losses in the first quarter of 2021. Changes in our reasonable and supportable forecasts of macroeconomic variables, primarily due to an improved economic outlook related to the anticipated impact of the on-going COVID-19 pandemic, resulted in a $31.1 million decrease in the allowance for credit losses from lending activities. Changes in the loan portfolio characteristics, including specific impairment and losses, risk grading and loan balances resulted in a $5.2 million increase in the allowance for credit losses from lending activities.

Our base case reasonable and supportable forecast assumes that the COVID-19 pandemic continues to improve as virus immunity becomes increasingly more widespread and vaccines prove to be effective against new virus strains. This scenario assumes vaccine distribution continues to accelerate through the first half of 2021, with a large share of the U.S. population vaccinated by the end of the third quarter of 2021. Continued easing of restrictions and the release of pent-up consumer demand results in GDP growth above historical averages, with GDP recovering to pre-COVID levels in the second quarter of 2021. We expect a 5.6 percent increase in GDP over the next twelve months. Our forecasted civilian unemployment rate is 6.0 percent for the second quarter of 2021, improving to 5.0 percent by the first quarter of 2022. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of March 2021, averaging $57.87 per barrel over the next twelve months.

The probability weighting of our base case reasonable and supportable forecast was unchanged compared to the fourth quarter of 2020 as there continues to be a high level of uncertainty in the current economic outlook. Our downside case assumes additional waves and hotspots emerge stemming from new virus strains throughout the second and third quarter of 2021 and more constrained distribution of vaccines not reaching widespread distribution until the end of 2021. This results in no GDP growth over the next twelve months and unemployment rates remaining elevated through the first quarter of 2022.

The allowance for loan losses totaled $352 million or 1.56 percent of outstanding loans and 170 percent of nonaccruing loans at March 31, 2021, excluding residential mortgage loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $385 million or 1.71 percent of outstanding loans and 186 percent of nonaccruing loans at March 31, 2021. The combined allowance for credit losses attributed to energy was 3.29 percent of outstanding energy loans at March 31 compared to 3.61 at December 31. Excluding PPP loans, the allowance for loan losses was 1.70 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was 1.86 percent.

At December 31, 2020, the allowance for loan losses was $389 million or 1.69 percent of outstanding loans and 171 percent of nonaccruing loans, excluding loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $426 million or 1.85 percent of outstanding loans and 188 percent of nonaccruing loans.
Nonperforming assets totaled $442 million or 1.95 percent of outstanding loans and repossessed assets at March 31, 2021, down from $477 million or 2.07 percent at December 31, 2020. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $278 million or 1.37 percent of outstanding loans and repossessed assets at March 31, 2021, compared to $317 million or 1.51 percent at December 31, 2020. The decrease in nonperforming assets was primarily related to a decrease in nonaccruing energy loans and sales of energy-related repossessed assets during the first quarter of 2021.
Nonaccruing loans were $216 million or 1.04 percent of outstanding loans, excluding PPP loans, at March 31, 2021. Nonaccruing commercial loans totaled $147 million or 1.16 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $27 million or 0.60 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $42 million or 1.18 percent of outstanding loans to individuals.
Nonaccruing loans decreased $19 million compared to December 31, 2020, primarily due to a decrease in nonaccruing energy loans. New nonaccruing loans identified in the first quarter totaled $25 million, offset by $26 million in payments received and $17 million in charge-offs.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $422 million at March 31, down from $478 million at December 31. Lower energy and services potential problem loans, were partially offset by an increase in potential problem healthcare loans.
Net charge-offs were $14.5 million or 0.28 percent of average loans on an annualized basis for the first quarter of 2021, excluding PPP loans. Net charge-offs were 0.31 percent of average loans over the last four quarters. Net charge-offs were $16.7 million or 0.31 percent of average loans on an annualized basis for the fourth quarter of 2020, excluding PPP loans. Gross charge-offs were $16.9 million for the first quarter compared to $18.3 million for the previous quarter. Recoveries totaled $2.4 million for the first quarter of 2021 and $1.6 million for the fourth quarter of 2020.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $13.4 billion at March 31, 2021, a $359 million increase compared to December 31, 2020. At March 31, 2021, the available for sale securities portfolio consisted primarily of $9.7 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $3.4 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At March 31, 2021, the available for sale securities portfolio had a net unrealized gain of $290 million compared to $441 million at December 31, 2020.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $42 million to $72 million at March 31, 2021.
The net economic benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $4.7 million during the first quarter of 2021, including a $33.9 million increase in the fair value of mortgage servicing rights, $29.6 million decrease in the fair value of securities and derivative contracts held as an economic hedge, and $393 thousand of related net interest revenue.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on April 21, 2021 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-412-317-6671 and referencing conference ID # 13718312.

About BOK Financial Corporation
BOK Financial Corporation is a $47 billion regional financial services company headquartered in Tulsa, Oklahoma with $92 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of March 31, 2021 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99(b)

BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Mar. 31, 2021	Dec. 31, 2020
ASSETS
Cash and due from banks	$723,983	$798,757
Interest-bearing cash and cash equivalents	695,213	381,816
Trading securities	5,085,949	4,707,975
Investment securities, net of allowance	226,121	244,843
Available for sale securities	13,410,057	13,050,665
Fair value option securities	72,498	114,982
Restricted equity securities	139,614	171,391
Residential mortgage loans held for sale	284,447	252,316
Loans:
Commercial	12,657,784	13,077,535
Commercial real estate	4,503,347	4,698,538
Paycheck protection program	1,848,550	1,682,310
Loans to individuals	3,524,166	3,549,137
Total loans	22,533,847	23,007,520
Allowance for loan losses	(352,402)	(388,640)
Loans, net of allowance	22,181,445	22,618,880
Premises and equipment, net	555,455	551,308
Receivables	250,852	245,880
Goodwill	1,048,091	1,048,091
Intangible assets, net	110,585	113,436
Mortgage servicing rights	132,915	101,172
Real estate and other repossessed assets, net	70,911	90,526
Derivative contracts, net	1,289,156	810,688
Cash surrender value of bank-owned life insurance	401,320	398,758
Receivable on unsettled securities sales	67,759	62,386
Other assets	696,142	907,218
TOTAL ASSETS	$47,442,513	$46,671,088

LIABILITIES AND EQUITY
Deposits:
Demand	$13,103,170	$12,266,338
Interest-bearing transaction	21,890,874	21,158,422
Savings	854,226	751,992
Time	2,004,356	1,967,128
Total deposits	37,852,626	36,143,880
Funds purchased and repurchase agreements	795,161	1,662,386
Other borrowings	1,708,517	1,882,970
Subordinated debentures	276,024	276,005
Accrued interest, taxes and expense	290,328	323,667
Due on unsettled securities purchases	106,835	257,627
Derivative contracts, net	719,556	405,779
Other liabilities	431,122	427,213
TOTAL LIABILITIES	42,180,169	41,379,527
Shareholders' equity:
Capital, surplus and retained earnings	5,018,053	4,930,398
Accumulated other comprehensive gain	221,409	335,868
TOTAL SHAREHOLDERS' EQUITY	5,239,462	5,266,266
Non-controlling interests	22,882	25,295
TOTAL EQUITY	5,262,344	5,291,561
TOTAL LIABILITIES AND EQUITY	$47,442,513	$46,671,088

AVERAGE BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020
ASSETS
Interest-bearing cash and cash equivalents	$711,047	$643,926	$553,070	$619,737	$721,659
Trading securities	6,963,617	6,888,189	1,834,160	1,871,647	1,690,104
Investment securities, net of allowance	237,313	251,863	258,965	268,947	282,265
Available for sale securities	13,433,767	12,949,702	12,580,850	12,480,065	11,664,521
Fair value option securities	104,662	122,329	387,784	786,757	1,793,480
Restricted equity securities	189,921	280,428	144,415	273,922	429,133
Residential mortgage loans held for sale	207,013	229,631	213,125	288,588	129,708
Loans:
Commercial	12,908,461	13,113,449	13,772,217	14,502,652	14,452,851
Commercial real estate	4,547,945	4,788,393	4,754,269	4,543,511	4,346,886
Paycheck protection program	1,741,534	1,928,665	2,092,933	1,699,369	—
Loans to individuals	3,559,067	3,617,011	3,491,044	3,353,960	3,143,286
Total loans	22,757,007	23,447,518	24,110,463	24,099,492	21,943,023
Allowance for loan losses	(382,734)	(414,225)	(441,831)	(367,583)	(250,338)
Loans, net of allowance	22,374,273	23,033,293	23,668,632	23,731,909	21,692,685
Total earning assets	44,221,613	44,399,361	39,641,001	40,321,572	38,403,555
Cash and due from banks	760,691	742,432	723,826	678,878	669,369
Derivative contracts, net	873,712	553,779	581,839	642,969	376,621
Cash surrender value of bank-owned life insurance	399,830	397,354	394,680	391,951	390,009
Receivable on unsettled securities sales	735,482	1,094,198	4,563,301	4,626,307	3,046,111
Other assets	3,319,305	3,200,040	3,027,108	3,095,354	2,834,953
TOTAL ASSETS	$50,310,633	$50,387,164	$48,931,755	$49,757,031	$45,720,618

LIABILITIES AND EQUITY
Deposits:
Demand	$12,312,629	$12,136,071	$11,929,694	$11,489,322	$9,232,859
Interest-bearing transaction	21,433,406	20,718,390	19,752,106	18,040,170	16,159,654
Savings	789,656	737,360	707,121	656,669	563,821
Time	1,986,425	1,930,808	2,251,012	2,464,793	2,239,234
Total deposits	36,522,116	35,522,629	34,639,933	32,650,954	28,195,568
Funds purchased and repurchase agreements	2,830,378	2,153,254	2,782,150	5,816,484	3,815,941
Other borrowings	3,392,346	5,193,656	3,382,688	3,527,303	6,542,325
Subordinated debentures	276,015	275,998	275,980	275,949	275,932
Derivative contracts, net	428,488	399,476	458,390	836,667	379,342
Due on unsettled securities purchases	915,410	957,642	1,516,880	887,973	960,780
Other liabilities	671,715	656,147	712,674	690,087	642,764
TOTAL LIABILITIES	45,036,468	45,158,802	43,768,695	44,685,417	40,812,652
Total equity	5,274,165	5,228,362	5,163,060	5,071,614	4,907,966
TOTAL LIABILITIES AND EQUITY	$50,310,633	$50,387,164	$48,931,755	$49,757,031	$45,720,618

STATEMENTS OF EARNINGS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020

Interest revenue	$298,239	$348,937
Interest expense	17,819	87,577
Net interest revenue	280,420	261,360
Provision for credit losses	(25,000)	93,771
Net interest revenue after provision for credit losses	305,420	167,589
Other operating revenue:
Brokerage and trading revenue	20,782	50,779
Transaction card revenue	22,430	21,881
Fiduciary and asset management revenue	41,322	44,458
Deposit service charges and fees	24,209	26,130
Mortgage banking revenue	37,113	37,167
Other revenue	16,296	12,309
Total fees and commissions	162,152	192,724
Other gains (losses), net	(3,036)	(10,741)
Gain (loss) on derivatives, net	(27,650)	18,420
Gain (loss) on fair value option securities, net	(1,910)	68,393
Change in fair value of mortgage servicing rights	33,874	(88,480)
Gain on available for sale securities, net	467	3
Total other operating revenue	163,897	180,319
Other operating expense:
Personnel	173,010	156,181
Business promotion	2,154	6,215
Charitable contributions to BOKF Foundation	4,000	—
Professional fees and services	11,980	12,948
Net occupancy and equipment	26,662	26,061
Insurance	4,620	4,980
Data processing and communications	37,467	32,743
Printing, postage and supplies	3,440	4,272
Net losses (gains) and operating expenses of repossessed assets	(6,588)	1,531
Amortization of intangible assets	4,807	5,094
Mortgage banking costs	13,943	10,545
Other expense	7,132	8,054
Total other operating expense	282,627	268,624

Net income before taxes	186,690	79,284
Federal and state income taxes	42,382	17,300

Net income	144,308	61,984
Net loss attributable to non-controlling interests	(1,752)	(95)
Net income attributable to BOK Financial Corporation shareholders	$146,060	$62,079

Average shares outstanding:
Basic	69,137,375	70,123,685
Diluted	69,141,710	70,130,166

Net income per share:
Basic	$2.10	$0.88
Diluted	$2.10	$0.88

FINANCIAL HIGHLIGHTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020
Capital:
Period-end shareholders' equity	$5,239,462	$5,266,266	$5,218,787	$5,096,995	$5,026,248
Risk weighted assets	$32,623,108	$32,492,277	$31,529,826	$32,180,602	$32,973,242
Risk-based capital ratios:
Common equity tier 1	12.14%	11.95%	12.07%	11.44%	10.98%
Tier 1	12.21%	11.95%	12.07%	11.44%	10.98%
Total capital	13.98%	13.82%	14.05%	13.43%	12.65%
Leverage ratio	8.51%	8.28%	8.39%	7.74%	8.15%
Tangible common equity ratio[1]	8.82%	9.02%	9.02%	8.79%	8.39%

Common stock:
Book value per share	$75.33	$75.62	$74.23	$72.50	$71.49
Tangible book value per share	$58.67	$58.94	$57.64	$55.83	$54.85
Market value per share:
High	$98.95	$73.07	$62.86	$67.62	$87.40
Low	$67.57	$50.09	$48.41	$37.80	$34.57
Cash dividends paid	$36,038	$36,219	$35,799	$35,769	$35,949
Dividend payout ratio	24.67%	23.48%	23.24%	55.29%	57.91%
Shares outstanding, net	69,557,873	69,637,600	70,305,833	70,306,690	70,308,532
Stock buy-back program:
Shares repurchased	260,000	665,100	—	—	442,000
Amount	$20,071	$42,450	$—	$—	$33,380
Average price per share	$77.20	$63.82	$—	$—	$75.52

Performance ratios (quarter annualized):
Return on average assets	1.18%	1.22%	1.25%	0.52%	0.55%
Return on average equity	11.28%	11.75%	11.89%	5.14%	5.10%
Net interest margin	2.62%	2.72%	2.81%	2.83%	2.80%
Efficiency ratio	63.32%	62.36%	60.41%	59.57%	58.62%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$5,239,462	$5,266,266	$5,218,787	$5,096,995	$5,026,248
Less: Goodwill and intangible assets, net	1,158,676	1,161,527	1,166,615	1,171,686	1,169,898
Tangible common equity	$4,080,786	$4,104,739	$4,052,172	$3,925,309	$3,856,350

Total assets	$47,442,513	$46,671,088	$46,067,224	$45,819,874	$47,119,162
Less: Goodwill and intangible assets, net	1,158,676	1,161,527	1,166,615	1,171,686	1,169,898
Tangible assets	$46,283,837	$45,509,561	$44,900,609	$44,648,188	$45,949,264

Tangible common equity ratio	8.82%	9.02%	9.02%	8.79%	8.39%

	Three Months Ended
	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020
Pre-provision net revenue:
Net income before taxes	$186,690	$199,847	$204,644	$80,089	$79,284
Provision for expected credit losses	(25,000)	(6,500)	—	135,321	93,771
Net income (loss) attributable to non-controlling interests	(1,752)	485	58	(407)	(95)
Pre-provision net revenue	$163,442	$192,862	$204,586	$215,817	$173,150

Other data:
Tax equivalent interest	$2,301	$2,414	$2,457	$2,630	$2,715
Net unrealized gain on available for sale securities	$290,217	$440,814	$480,563	$487,334	$435,989

Mortgage banking:
Mortgage production revenue	$25,287	$26,662	$38,431	$39,185	$21,570

Mortgage loans funded for sale	$843,053	$998,435	$1,032,472	$1,184,249	$548,956
Add: current period-end outstanding commitments	387,465	380,637	560,493	546,304	657,570
Less: prior period end outstanding commitments	380,637	560,493	546,304	657,570	158,460
Total mortgage production volume	$849,881	$818,579	$1,046,661	$1,072,983	$1,048,066

Mortgage loan refinances to mortgage loans funded for sale	65%	58%	54%	71%	57%
Gain on sale margin	2.98%	3.26%	3.67%	3.65%	2.06%

Mortgage servicing revenue	$11,826	$12,636	$13,528	$14,751	$15,597
Average outstanding principal balance of mortgage loans serviced for others	15,723,231	16,518,208	17,434,215	19,319,872	20,416,546
Average mortgage servicing revenue rates	0.31%	0.30%	0.31%	0.31%	0.31%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(27,705)	$(385)	$2,295	$21,815	$18,371
Gain (loss) on fair value option securities, net	(1,910)	68	(754)	(14,459)	68,393
Gain (loss) on economic hedge of mortgage servicing rights	(29,615)	(317)	1,541	7,356	86,764
Gain (loss) on changes in fair value of mortgage servicing rights	33,874	6,276	3,441	(761)	(88,480)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	4,259	5,959	4,982	6,595	(1,716)
Net interest revenue on fair value option securities[2]	393	550	1,565	2,702	4,268
Total economic benefit of changes in the fair value of mortgage servicing rights, net of economic hedges	$4,652	$6,509	$6,547	$9,297	$2,552
2     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020

Interest revenue	$298,239	$319,020	$294,659	$306,384	$348,937
Interest expense	17,819	21,790	22,909	28,280	87,577
Net interest revenue	280,420	297,230	271,750	278,104	261,360
Provision for credit losses	(25,000)	(6,500)	—	135,321	93,771
Net interest revenue after provision for credit losses	305,420	303,730	271,750	142,783	167,589
Other operating revenue:
Brokerage and trading revenue	20,782	39,506	69,526	62,022	50,779
Transaction card revenue	22,430	21,896	23,465	22,940	21,881
Fiduciary and asset management revenue	41,322	41,799	39,931	41,257	44,458
Deposit service charges and fees	24,209	24,343	24,286	22,046	26,130
Mortgage banking revenue	37,113	39,298	51,959	53,936	37,167
Other revenue	16,296	14,209	13,698	11,479	12,309
Total fees and commissions	162,152	181,051	222,865	213,680	192,724
Other gains (losses), net	(3,036)	5,383	6,265	6,768	(10,741)
Gain (loss) on derivatives, net	(27,650)	(339)	2,354	21,885	18,420
Gain (loss) on fair value option securities, net	(1,910)	68	(754)	(14,459)	68,393
Change in fair value of mortgage servicing rights	33,874	6,276	3,441	(761)	(88,480)
Gain (loss) on available for sale securities, net	467	4,339	(12)	5,580	3
Total other operating revenue	163,897	196,778	234,159	232,693	180,319
Other operating expense:
Personnel	173,010	176,198	179,860	176,235	156,181
Business promotion	2,154	3,728	2,633	1,935	6,215
Charitable contributions to BOKF Foundation	4,000	6,000	—	3,000	—
Professional fees and services	11,980	14,254	14,074	12,161	12,948
Net occupancy and equipment	26,662	27,875	28,111	30,675	26,061
Insurance	4,620	4,006	5,848	5,156	4,980
Data processing and communications	37,467	35,061	34,751	32,942	32,743
Printing, postage and supplies	3,440	3,805	3,482	3,502	4,272
Net losses (gains) and operating expenses of repossessed assets	(6,588)	1,168	6,244	1,766	1,531
Amortization of intangible assets	4,807	5,088	5,071	5,190	5,094
Mortgage banking costs	13,943	14,765	15,803	15,598	10,545
Other expense	7,132	8,713	5,388	7,227	8,054
Total other operating expense	282,627	300,661	301,265	295,387	268,624
Net income before taxes	186,690	199,847	204,644	80,089	79,284
Federal and state income taxes	42,382	45,138	50,552	15,803	17,300
Net income	144,308	154,709	154,092	64,286	61,984
Net income (loss) attributable to non-controlling interests	(1,752)	485	58	(407)	(95)
Net income attributable to BOK Financial Corporation shareholders	$146,060	$154,224	$154,034	$64,693	$62,079

Average shares outstanding:
Basic	69,137,375	69,489,597	69,877,866	69,876,043	70,123,685
Diluted	69,141,710	69,493,050	69,879,290	69,877,467	70,130,166
Net income per share:
Basic	$2.10	$2.21	$2.19	$0.92	$0.88
Diluted	$2.10	$2.21	$2.19	$0.92	$0.88

LOANS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020
Commercial:
Services	$3,421,948	$3,508,583	$3,545,825	$3,779,881	$3,955,748
Energy	3,202,488	3,469,194	3,717,101	3,974,174	4,111,676
Healthcare	3,290,758	3,305,990	3,325,790	3,289,343	3,165,096
General business	2,742,590	2,793,768	2,976,990	3,115,112	3,563,455
Total commercial	12,657,784	13,077,535	13,565,706	14,158,510	14,795,975

Commercial real estate:
Multifamily	1,227,915	1,328,045	1,387,461	1,407,107	1,282,457
Office	1,094,060	1,085,257	1,099,563	973,995	962,004
Industrial	789,437	810,510	792,389	723,005	728,026
Retail	787,648	796,223	786,211	780,467	774,198
Residential construction and land development	119,079	119,394	121,258	136,911	138,958
Other commercial real estate	485,208	559,109	506,818	532,659	564,442
Total commercial real estate	4,503,347	4,698,538	4,693,700	4,554,144	4,450,085

Paycheck protection program	1,848,550	1,682,310	2,097,325	2,081,428	—

Loans to individuals:
Residential mortgage	1,797,478	1,863,003	1,849,144	1,813,442	1,844,555
Residential mortgages guaranteed by U.S. government agencies	420,051	408,687	384,247	322,269	197,889
Personal	1,306,637	1,277,447	1,213,178	1,226,097	1,175,466
Total loans to individuals	3,524,166	3,549,137	3,446,569	3,361,808	3,217,910

Total	$22,533,847	$23,007,520	$23,803,300	$24,155,890	$22,463,970

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020

Texas:
Commercial	$5,748,345	$5,926,534	$6,135,471	$6,359,206	$6,350,690
Commercial real estate	1,511,714	1,519,217	1,523,226	1,413,108	1,296,266
Paycheck protection program	537,899	501,079	614,970	612,133	—
Loans to individuals	848,194	855,410	794,055	749,531	756,634
Total Texas	8,646,152	8,802,240	9,067,722	9,133,978	8,403,590

Oklahoma:
Commercial	2,975,477	3,144,782	3,332,244	3,489,259	3,886,086
Commercial real estate	597,840	597,733	608,448	596,419	593,473
Paycheck protection program	468,002	413,108	487,247	442,518	—
Loans to individuals	2,043,705	2,052,784	2,034,576	1,966,032	1,788,518
Total Oklahoma	6,085,024	6,208,407	6,462,515	6,494,228	6,268,077

Colorado:
Commercial	1,910,826	1,929,320	1,993,364	2,085,294	2,181,309
Commercial real estate	777,786	879,648	893,626	940,622	955,608
Paycheck protection program	436,540	377,111	494,910	488,279	—
Loans to individuals	264,759	264,295	257,832	265,359	268,674
Total Colorado	3,389,911	3,450,374	3,639,732	3,779,554	3,405,591

Arizona:
Commercial	1,207,089	1,219,072	1,218,769	1,346,037	1,396,582
Commercial real estate	667,766	726,111	702,291	698,818	714,161
Paycheck protection program	208,481	211,725	272,114	318,961	—
Loans to individuals	179,031	177,948	166,203	177,155	181,821
Total Arizona	2,262,367	2,334,856	2,359,377	2,540,971	2,292,564

Kansas/Missouri:
Commercial	421,974	455,914	493,606	481,162	556,255
Commercial real estate	395,590	366,821	352,663	314,926	310,799
Paycheck protection program	60,741	56,011	80,230	76,724	—
Loans to individuals	104,954	105,995	96,598	102,577	116,734
Total Kansas/Missouri	983,259	984,741	1,023,097	975,389	983,788

New Mexico:
Commercial	307,395	303,833	288,374	308,090	327,164
Commercial real estate	448,298	473,204	473,697	458,230	434,150
Paycheck protection program	124,059	109,881	133,244	128,058	—
Loans to individuals	70,491	75,665	79,890	83,470	87,110
Total New Mexico	950,243	962,583	975,205	977,848	848,424

Arkansas:
Commercial	86,678	98,080	103,878	89,462	97,889
Commercial real estate	104,353	135,804	139,749	132,021	145,628
Paycheck protection program	12,828	13,395	14,610	14,755	—
Loans to individuals	13,032	17,040	17,415	17,684	18,419
Total Arkansas	216,891	264,319	275,652	253,922	261,936

TOTAL BOK FINANCIAL	$22,533,847	$23,007,520	$23,803,300	$24,155,890	$22,463,970
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020
Oklahoma:
Demand	$4,822,895	$4,328,619	$4,493,691	$4,378,559	$3,669,558
Interest-bearing:
Transaction	12,827,914	12,603,603	12,586,401	11,438,489	9,955,697
Savings	487,862	420,996	401,062	387,557	329,631
Time	1,197,517	1,134,453	1,081,176	1,330,619	1,137,802
Total interest-bearing	14,513,293	14,159,052	14,068,639	13,156,665	11,423,130
Total Oklahoma	19,336,188	18,487,671	18,562,330	17,535,224	15,092,688

Texas:
Demand	3,593,510	3,450,468	3,152,393	3,070,955	2,767,399
Interest-bearing:
Transaction	4,257,390	3,800,482	3,482,603	3,358,090	2,874,362
Savings	154,406	139,173	136,787	128,892	115,039
Time	368,086	383,062	438,337	476,867	505,565
Total interest-bearing	4,779,882	4,322,717	4,057,727	3,963,849	3,494,966
Total Texas	8,373,392	7,773,185	7,210,120	7,034,804	6,262,365

Colorado:
Demand	2,115,354	2,168,404	2,057,603	2,096,075	1,579,764
Interest-bearing:
Transaction	2,100,135	2,170,485	1,861,763	1,816,604	1,759,384
Savings	73,446	69,384	68,230	67,477	58,000
Time	204,973	208,778	226,780	254,845	279,105
Total interest-bearing	2,378,554	2,448,647	2,156,773	2,138,926	2,096,489
Total Colorado	4,493,908	4,617,051	4,214,376	4,235,001	3,676,253

New Mexico:
Demand	1,131,713	941,074	964,908	965,877	750,052
Interest-bearing:
Transaction	736,923	733,007	713,418	752,565	563,891
Savings	103,591	91,646	85,463	80,242	67,553
Time	181,863	186,307	200,525	222,370	235,778
Total interest-bearing	1,022,377	1,010,960	999,406	1,055,177	867,222
Total New Mexico	2,154,090	1,952,034	1,964,314	2,021,054	1,617,274

Arizona:
Demand	915,439	905,201	928,671	985,757	665,396
Interest-bearing:
Transaction	835,795	768,220	771,319	780,500	729,603
Savings	13,235	12,174	11,498	15,669	8,832
Time	30,997	32,721	36,929	42,318	47,081
Total interest-bearing	880,027	813,115	819,746	838,487	785,516
Total Arizona	1,795,466	1,718,316	1,748,417	1,824,244	1,450,912

	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020
Kansas/Missouri:
Demand	478,370	426,738	405,360	427,795	318,985
Interest-bearing:
Transaction	991,510	960,237	616,797	526,635	537,552
Savings	18,686	16,286	15,520	15,033	12,888
Time	13,898	14,610	16,430	17,746	19,137
Total interest-bearing	1,024,094	991,133	648,747	559,414	569,577
Total Kansas/Missouri	1,502,464	1,417,871	1,054,107	987,209	888,562

Arkansas:
Demand	45,889	45,834	44,712	67,147	70,428
Interest-bearing:
Transaction	141,207	122,388	164,439	177,535	175,803
Savings	3,000	2,333	2,389	2,101	1,862
Time	7,022	7,197	7,796	7,995	8,005
Total interest-bearing	151,229	131,918	174,624	187,631	185,670
Total Arkansas	197,118	177,752	219,336	254,778	256,098

TOTAL BOK FINANCIAL	$37,852,626	$36,143,880	$34,973,000	$33,892,314	$29,244,152

NET INTEREST MARGIN TREND -- UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	0.10%	0.10%	0.12%	0.07%	1.33%
Trading securities	2.06%	2.02%	1.92%	2.46%	2.89%
Investment securities, net of allowance	4.88%	4.88%	4.85%	4.77%	4.73%
Available for sale securities	1.84%	1.98%	2.11%	2.29%	2.48%
Fair value option securities	1.95%	2.27%	1.92%	2.00%	2.67%
Restricted equity securities	2.86%	3.25%	2.53%	2.75%	5.49%
Residential mortgage loans held for sale	2.71%	2.75%	3.01%	3.10%	3.50%
Loans	3.55%	3.68%	3.60%	3.63%	4.50%
Allowance for loan losses
Loans, net of allowance	3.62%	3.75%	3.67%	3.69%	4.55%
Total tax-equivalent yield on earning assets	2.78%	2.92%	3.04%	3.12%	3.73%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.12%	0.14%	0.17%	0.21%	0.89%
Savings	0.04%	0.05%	0.05%	0.05%	0.09%
Time	0.70%	0.89%	1.13%	1.36%	1.83%
Total interest-bearing deposits	0.17%	0.19%	0.26%	0.34%	0.98%
Funds purchased and repurchase agreements	0.19%	0.28%	0.17%	0.14%	1.14%
Other borrowings	0.39%	0.42%	0.43%	0.56%	1.66%
Subordinated debt	4.92%	4.87%	4.89%	5.16%	5.30%
Total cost of interest-bearing liabilities	0.24%	0.28%	0.31%	0.37%	1.19%
Tax-equivalent net interest revenue spread	2.54%	2.64%	2.73%	2.75%	2.54%
Effect of noninterest-bearing funding sources and other	0.08%	0.08%	0.08%	0.08%	0.26%
Tax-equivalent net interest margin	2.62%	2.72%	2.81%	2.83%	2.80%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020
Nonperforming assets:
Nonaccruing loans:
Commercial:
Energy	$101,800	$125,059	$126,816	$162,989	$96,448
Services	28,033	25,598	25,817	21,032	8,425
Healthcare	3,187	3,645	3,645	3,645	4,070
General business	14,053	12,857	13,675	14,333	9,681
Total commercial	147,073	167,159	169,953	201,999	118,624

Commercial real estate	27,243	27,246	12,952	13,956	8,545

Loans to individuals:
Permanent mortgage	32,884	32,228	31,599	33,098	30,721
Permanent mortgage guaranteed by U.S. government agencies	8,564	7,741	6,397	6,110	5,005
Personal	255	319	252	233	277
Total loans to individuals	41,703	40,288	38,248	39,441	36,003

Total nonaccruing loans	$216,019	$234,693	$221,153	$255,396	$163,172
Accruing renegotiated loans guaranteed by U.S. government agencies	154,591	151,775	142,770	114,571	91,757
Real estate and other repossessed assets	70,911	90,526	52,847	35,330	36,744
Total nonperforming assets	$441,521	$476,994	$416,770	$405,297	$291,673
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$278,366	$317,478	$267,603	$284,616	$194,911

Accruing loans 90 days past due[1]	$395	$10,369	$7,684	$10,992	$3,706

Gross charge-offs	$16,905	$18,251	$26,661	$15,570	$18,917
Recoveries	(2,437)	(1,592)	(4,232)	(1,491)	(1,696)
Net charge-offs	$14,468	$16,659	$22,429	$14,079	$17,221

Provision for loan losses	$(21,770)	$(14,478)	$6,609	$134,365	$95,964
Provision for credit losses from off-balance sheet unfunded loan commitments	(4,044)	8,952	(4,950)	4,405	3,377
Provision for expected credit losses from mortgage banking activities	885	(923)	(770)	(3,575)	(6,020)
Provision for credit losses related to held-to maturity (investment) securities portfolio	(71)	(51)	(889)	126	450
Total provision for credit losses	$(25,000)	$(6,500)	$—	$135,321	$93,771

	Three Months Ended
	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020
Allowance for loan losses to period end loans	1.56%	1.69%	1.76%	1.80%	1.40%
Allowance for loan losses to period end loans excluding PPP loans[2]	1.70%	1.82%	1.93%	1.97%	1.40%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.71%	1.85%	1.88%	1.94%	1.53%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans excluding PPP loans[2]	1.86%	2.00%	2.06%	2.12%	1.53%
Nonperforming assets to period end loans and repossessed assets	1.95%	2.07%	1.75%	1.68%	1.30%
Net charge-offs (annualized) to average loans	0.25%	0.28%	0.37%	0.23%	0.31%
Net charge-offs (annualized) to average loans excluding PPP loans[2]	0.28%	0.31%	0.41%	0.25%	0.31%
Allowance for loan losses to nonaccruing loans[1]	169.87%	171.24%	195.47%	174.74%	199.35%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	185.72%	187.51%	208.49%	187.94%	217.38%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.
2    Metric meaningful due to the unique characteristics and short-term nature of the PPP loans.

SEGMENTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended			1Q21 vs 4Q20		1Q21 vs 1Q20
	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020	$ change	% change	$ change	% change
Commercial Banking
Net interest revenue	$130,005	$142,026	$151,407	$(12,021)	(8.5)%	$(21,402)	(14.1)%
Fees and commissions revenue	49,847	49,060	41,459	787	1.6%	8,388	20.2%
Combined net interest and fee revenue	179,852	191,086	192,866	(11,234)	(5.9)%	(13,014)	(6.7)%
Other operating expense	66,979	68,372	60,752	(1,393)	(2.0)%	6,227	10.2%
Corporate expense allocations	12,734	5,348	8,905	7,386	138.1%	3,829	43.0%
Net income	69,673	74,941	74,975	(5,268)	(7.0)%	(5,302)	(7.1)%

Average assets	28,047,052	27,693,742	24,687,976	353,310	1.3%	3,359,076	13.6%
Average loans	17,522,520	18,100,333	18,812,015	(577,813)	(3.2)%	(1,289,495)	(6.9)%
Average deposits	16,130,168	15,373,673	11,907,386	756,495	4.9%	4,222,782	35.5%

Consumer Banking
Net interest revenue	$20,974	$30,672	$43,932	$(9,698)	(31.6)%	$(22,958)	(52.3)%
Fees and commissions revenue	52,300	55,326	55,062	(3,026)	(5.5)%	(2,762)	(5.0)%
Combined net interest and fee revenue	73,274	85,998	98,994	(12,724)	(14.8)%	(25,720)	(26.0)%
Other operating expense	55,743	59,306	53,844	(3,563)	(6.0)%	1,899	3.5%
Corporate expense allocations	11,487	10,428	10,389	1,059	10.2%	1,098	10.6%
Net income	6,849	14,768	23,701	(7,919)	(53.6)%	(16,852)	(71.1)%

Average assets	9,755,539	9,700,428	9,850,853	55,111	0.6%	(95,314)	(1.0)%
Average loans	1,823,732	1,840,492	1,711,703	(16,760)	(0.9)%	112,029	6.5%
Average deposits	8,082,443	7,993,971	6,869,481	88,472	1.1%	1,212,962	17.7%

Wealth Management
Net interest revenue	$48,354	$48,521	$18,904	$(167)	(0.3)%	$29,450	155.8%
Fees and commissions revenue	65,684	82,936	97,881	(17,252)	(20.8)%	(32,197)	(32.9)%
Combined net interest and fee revenue	114,038	131,457	116,785	(17,419)	(13.3)%	(2,747)	(2.4)%
Other operating expense	78,565	84,000	78,192	(5,435)	(6.5)%	373	0.5%
Corporate expense allocations	9,887	9,465	8,265	422	4.5%	1,622	19.6%
Net income	19,382	28,435	22,573	(9,053)	(31.8)%	(3,191)	(14.1)%

Average assets	18,645,865	18,101,182	12,723,412	544,683	3.0%	5,922,453	46.5%
Average loans	1,917,973	1,839,695	1,705,735	78,278	4.3%	212,238	12.4%
Average deposits	9,706,295	9,589,814	7,623,986	116,481	1.2%	2,082,309	27.3%
Fiduciary assets	56,227,268	55,486,492	43,688,036	740,776	1.3%	12,539,232	28.7%
Assets under management or administration	91,956,188	91,592,247	75,783,829	363,941	0.4%	16,172,359	21.3%